Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Fourth Quarter and Full Year 2021 Results
Secured double-digit price increases and volume improvements for Cellulose Specialties in 2022

•Net loss from continuing operations for the fourth quarter was $28 million, $1 million favorable to the comparable period in 2020
•Adjusted EBITDA from continuing operations was $26 million, up $12 million from the comparable quarter in 2020, driven primarily by higher High Purity Cellulose prices

•Amidst strong demand, secured double-digit percent price increases along with volume improvements for cellulose specialties contracts in 2022

•Expect to drive EBITDA growth in 2022 focused on higher pricing, managing costs and improved reliability; expect a stronger back half with extensive maintenance outages heavily weighted to the first half of 2022

•Enhanced sustainability disclosures in updated Environmental, Social and Governance (ESG) Report, including a Greenhouse Gas reduction target of 40% by 2030 from 2020 levels

JACKSONVILLE, Fla., February 23, 2022 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $24 million or $0.38 per diluted share for the quarter ended December 31, 2021, compared to net income of $9 million or $0.14 per diluted share for the same prior year quarter. The net loss from continuing operations for the quarter ended December 31, 2021 was $28 million or $0.45 per diluted share, compared to net loss from continuing operations of $29 million or $0.46 per diluted share for the same prior year quarter. The improvement in the diluted loss per share was driven primarily by higher High Purity Cellulose prices. Income from discontinued operations for the quarter ended December 31, 2021 was $4 million or $0.07 per diluted share, driven by income tax benefit, compared to income from discontinued operations of $38 million or $0.60 per diluted share for the same prior year quarter. The Company sold its lumber and newsprint assets in the third quarter of 2021, and as a result, the Company has reclassified certain prior year amounts to conform to the current year presentation for discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.
“I am excited to be joining Rayonier Advanced Materials at such an important inflection point in our history. The actions taken by the team to streamline the portfolio, negotiate higher contract prices and volumes for cellulose specialties and highlight our sustainability objectives set the Company on a path to achieve significant improvements in 2022 and beyond,” said Vito J. Consiglio, President and Chief Executive Officer. “We are enacting key strategic initiatives in the coming year to drive improved reliability and grow EBITDA, including investments in extensive maintenance outages at three of our four facilities in the first half of 2022. Further, as we face an extraordinary inflationary environment, we are engaging in on-going dialogues with our customers and focusing on self-help measures to maintain the strength of our business.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Fourth Quarter 2021 Operating Results from Continuing Operations
As a result of the sale of the Company’s lumber and newsprint assets, the Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales comprised the following for the periods presented:

	Three Months Ended			Year Ended
Net sales (in millions)	December 31, 2021	September 25, 2021	December 31, 2020	December 31, 2021	December 31, 2020
High Purity Cellulose	$299	$288	$294	$1,091	$1,051
Paperboard	52	52	49	208	190
High-Yield Pulp	29	42	34	136	125
Eliminations	(6)	(8)	(5)	(27)	(22)
Total net sales	$374	$374	$372	$1,408	$1,344
Operating results comprised the following for the periods presented:

	Three Months Ended			Year Ended
Operating income (loss) (in millions)	December 31, 2021	September 25, 2021	December 31, 2020	December 31, 2021	December 31, 2020
High Purity Cellulose	$1	$2	$(3)	$20	$7
Paperboard	3	2	4	13	18
High-Yield Pulp	(1)	8	(1)	7	—
Corporate	(17)	(9)	(17)	(50)	(55)
Total operating income (loss)	$(14)	$3	$(17)	$(10)	$(30)
High Purity Cellulose
Operating results for the three-month and full year periods ended December 31, 2021 improved $4 million and $13 million, respectively, when compared to the prior year. Sales prices increased 13 percent for both the three-month and full year periods, compared to the prior year, driven by higher commodity prices. Total volumes declined 11 percent and 9 percent during the current three-month and full year periods, respectively, driven by supply-chain constraints and production disruptions. Compared to the prior year, total volumes declined for the full year period driven by lower commodity volumes in favor of an improved mix of cellulose specialties as well as shipping constraints. Additionally, a kiln reliability disruption at the Jesup, GA facility negatively impacted commodity production by approximately 10,000 metric tons in the third quarter of 2021. Costs increased compared to the prior year periods driven by inflation on key material inputs, and higher maintenance and supply-chain expenses. Offsetting energy costs in 2021 is a $12 million favorable impact related to sales of emission allowances in the fourth quarter of 2021 associated with the operations in Tartas, France.

Compared to the third quarter of 2021, operating income declined slightly driven by higher input and other costs partially offset by higher commodities sales volumes. However, sales volumes continued to be negatively impacted compared to expectations due to shipping constraints.
Paperboard
Operating results for the three-month and full year periods ended December 31, 2021 declined $1 million and $5 million, respectively, when compared to the same periods in the prior year, primarily due to higher raw material pulp input costs partially offset by higher sales prices. Compared to the prior year, sales prices increased 15 percent and 8 percent during the
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

current three-month and full year periods, respectively, driven by strong demand. Compared to the prior year, sales volumes decreased 11 percent and increased 2 percent during the current three-month and full year periods, respectively.
Compared to the third quarter of 2021, operating income improved by $1 million. Compared to the prior quarter, sales prices increased 3 percent while sales volumes decreased 5 percent.
High-Yield Pulp
Operating income for the three-month and full year periods ended December 31, 2021 remained flat and improved by $7 million, respectively, when compared to the same periods in the prior year. Higher sales prices were offset by lower sales volumes, driven by supply-chain constraints, as well as higher operational costs.
Operating results declined by $9 million when compared to the third quarter of 2021, driven by lower sales prices and lower sales volumes.
Corporate
The operating loss for the three-month period ended December 31, 2021, remained flat at $17 million, when compared to the same prior year period. The operating loss for the full year period ended December 31, 2021, improved by $5 million to $50 million when compared to the same prior year period driven primarily by favorable foreign currency impacts.
Compared to the third quarter of 2021, the operating loss increased by $8 million, to $17 million, driven primarily by unfavorable foreign currency impacts.
Non-Operating Expenses
Interest expense for the three-months and full year periods ended December 31, 2021 increased $2 million and $10 million, respectively, when compared to the same prior year period. The increases were principally driven by higher interest rates and amortization of debt issuance costs related to the December 23, 2020 refinancing of certain debt. Interest expense during the three months ended December 31, 2021 remained flat at $17 million when compared to the third quarter of 2021.
Included in interest income and other, for the three months and full year periods ended December 31, 2021 is a $4 million unrealized gain and $4 million unrealized loss, respectively, associated with shares of GreenFirst Forest Products, Inc. (“GreenFirst”) received in connection with the sale of lumber and newsprint assets (see further below for additional discussion on the sale).
Additionally, included in interest income and other, for the three months and full year periods ended December 31, 2021 is a non-cash loss of $7 million and $8 million, respectively, primarily related to the purchase of annuity contracts from a third-party insurance company who assumed responsibility for future pension benefits for certain participants in the Company’s U.S. defined benefit plans. With the purchase of the annuity contracts, the Company de-risked its balance sheet and transferred $40 million of liability to the third-party insurance company.
Lastly, the three months and full year periods ended December 31, 2021 include a $1 million loss and $1 million net gain, respectively, associated with open-market purchases of the Company’s 5.50% Senior Notes due 2024 (the “Unsecured Notes”) and 7.625% Senior Secured Notes due 2026 (the “Secured Notes”).
Income Taxes
For continuing operations, the effective tax rate for the three-month and full year periods ended December 31, 2021 was a benefit of 18 percent and 42 percent, respectively, compared to a benefit of 33 percent and 62 percent, respectively, in the same periods of the prior year. The 2021 full year effective tax rate differs from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Company’s Canadian deferred tax assets at a higher blended statutory tax rate in Canada. The statutory tax rate is higher as a result of changing the allocation of income between the Canadian provinces due to the sale of lumber and newsprint assets. The 2020 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to the release of certain valuation allowances related to nondeductible interest expense, benefits from the CARES Act, tax return to accrual adjustments, and tax credits, partially offset by nondeductible interest expense in the U.S., taxable income generated from the 2020 credit agreement amendment, increases to uncertain tax position reserves, nondeductible executive compensation, and lower tax deductions on vested stock compensation.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Discontinued Operations
The Company presents businesses that represent components as discontinued operations when they meet the criteria for held for sale or are sold, and their disposal represents a strategic shift that has, or will have, a major effect on its operations and financial results. As a result of the sale of lumber and newsprint assets, the Company is presenting the operations for the Forest Products and Newsprint segments as discontinued operations.
Sale of lumber and newsprint assets
On August 28, 2021, the Company completed the sale of its lumber and newsprint facilities and certain related assets (the “Purchased Assets”) located in Ontario and Québec Canada to GreenFirst for $232 million. At closing, the Company received $193 million in cash, 28.7 million shares of GreenFirst’s common stock with a deemed fair value of $42 million and a credit note issued to the Company by GreenFirst in the amount of CDN $8 million (approximately $5 million after present value discount). The credit note may be offset against amounts owed to GreenFirst in the future for wood chip purchases, equally over the next 5 years. The GreenFirst shares are required to be held for a minimum period of six months, which is set to expire on March 1. The cash received at closing was preliminary and subject to final purchase price adjustments. Driven primarily by lower inventory balances, the Company previously estimated the cash portion of the purchase price to be reduced by $8 million, to $185 million. Further, after inclusion of other adjustments resulting from events related to the sale, the Company estimated to ultimately incur a total net cash outflow of approximately $3 to $4 million. Pursuant to the terms of the asset purchase agreement, together with GreenFirst, we have engaged a third party to assist in finalizing certain adjustments related to the inventory valuation, in the amount of $6 million, which remain unresolved. In connection with the sale, the Company has recorded a preliminary gain on sale of $4 million, net of tax, inclusive of currently estimated purchase price adjustments. The preliminary net gain is included in the results of discontinued operations.
The Purchased Assets excluded accounts receivable, accounts payable, certain retained inventory and rights and obligations to softwood lumber duties, generated or incurred through the closing date. Since 2017, the Company has paid a total of $112 million in duties. The Company expects a cash tax impact of $1 million as a result of this transaction.
In connection with the transaction, the Company and GreenFirst entered into a 20 year wood chip and residual fiber supply agreement as well as a transition services agreement. The transition services agreement is expected to end in the second quarter of 2022.
Cash Flows & Liquidity
For the year ended December 31, 2021, the Company generated operating cash flows of $232 million, of which continuing operations provided operating cash flows of $73 million and discontinued operations provided operating cash flows of $159 million. Operating cash flows from continuing operations include the impact of working capital, which increased $6 million, including the receipt of $35 million of cash tax refunds and $20 million related to Canada Emergency Wage Subsidy (“CEWS”) offset by an increase in inventory.
For the year ended December 31, 2021, the Company generated investing cash flows of $86 million, of which continuing operations used $97 million and discontinued operations provided investing cash flows of $183 million. Investing cash flows from continuing operations include $95 million of capital expenditures, net of proceeds from the sale of assets, including approximately $16 million of strategic capital spending. Additionally, the Company invested $4 million in Anomera, Inc., one of the Company’s strategic growth initiatives. Related to discontinued operations, the Company received $193 million at the time of the closing of the sale of its lumber and newsprint assets and invested $9 million in capital expenditures related to these operations.
The Company ended the quarter with $370 million of liquidity globally, including $253 million of cash, borrowing capacity of $103 million under the ABL Credit Facility and $14 million of availability on the factoring facility in France.
Market Assessment
The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
Amid strong demand for cellulose specialties, sales prices are expected to increase double digit percent for 2022, while sales volumes are also expected to increase. Demand for commodity products also remains solid. Commodity prices in the first quarter of 2022 are expected to be slightly higher than fourth quarter levels as fluff price increases are expected to offset slight declines in viscose pulp prices. Total sales volumes will be dependent on managing ongoing supply-chain constraints and
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

production reliability, including extensive planned outages in all four facilities in 2022. The Company also remains committed to investing in its core business to improve reliability and foster innovation for growth. Overall, the Company expects to drive incremental Adjusted EBITDA for the segment compared to 2021. However, the Company expects a slow start to the year as it executes extensive maintenance outages in its Jesup, Fernandina Beach and Temiscaming facilities to addresses reliability on major pieces of equipment within the production process in the first half of 2022. The Company is also managing production reliability ahead of the outages, along with supply chain disruptions and higher raw material and energy costs.
Paperboard
Paperboard prices continue to increase driven by strong demand in both commercial printing and packaging segments. Demand for renewable packaging continues to grow as consumers and governments drive more sustainable solutions. The Company’s unique Kallima® brand paperboard provides a solution with its greater surface area to weight properties and the Company continues to look for opportunities to expand the product offerings to meet the rising demand for sustainable packaging. Raw material costs are expected to rise in the first quarter as North American pulp prices remain high driven by industry capacity reductions.
High-Yield Pulp
While High-yield pulp markets have rebounded recently, the Company expects to realize lower prices in the first quarter of 2022 driven by lower selling prices contracted in the fourth quarter. Supply-chain constraints may also continue to impact sales volumes, while the costs are expected to increase driven by chemical and transportation costs.

A Sustainable Future
For over 95 years, the Company has invested in forestry and renewable product offerings. As governments and consumers demand sustainable products, the Company’s biorefinery model provides a platform to grow existing and new products to address needs of the changing economy. The Company has a long history of investing in innovative projects and bringing them to market. Through its investment in Anomera, the Company will launch a carboxylated nano cellulose product initially aimed at replacing silica and plastic microbeads in the cosmetics market in 2022. The Company also recently announced the development of a second generation (2G) bioethanol facility for Europe’s fast-growing biofuels market, capturing residual sugars from its existing pulp process and improving the sustainability of its operating model. Commercial sales are targeted to begin in mid-2023, under a long-term off take agreement with a large international petrochemicals company. The Company’s commitment to sustainability extends beyond just new products. The Fernandina facility recently achieved a ISCC certification demonstrating its commitment to sustainable operations. The Company also published a new ESG Report highlighting its efforts to improve our environment, including a 40% reduction in Greenhouse Gas emissions from 2020 to 2030.
Conclusion
"The Company is in a unique position to capture value from growing demand for its sustainable products. For over 95 years our biorefineries have cultivated a natural and renewable feedstock to develop products across a wide variety of end markets. As both governments and consumers recognize these natural based products as viable alternatives, we expect to capture significant value from these growing trends. We recently published an ESG Report highlighting the benefits of our products and processes along with the incremental benefits that we plan to deliver for our environment,” concluded Mr. Consiglio.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 9:00 a.m. ET on Thursday, February 24, 2022 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, March 10, 2022. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13726806.
About Rayonier Advanced Materials
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 2,500 people and generates approximately $1.4 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-K for the year ended December 31, 2021. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-K.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks We are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive which may result in fluctuations in pricing and volume that can materially adversely affect our business, financial condition and results of operations. Changes in raw material and energy availability and prices could have a material adverse effect on our business, results of operations and financial condition. We are subject to material risks associated with doing business outside of the United States. Currency fluctuations may have a material negative impact on our business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect our ability to access certain markets. Business and Operational Risks Our ten largest customers represent approximately 36 percent of our 2021 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business. A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise materially adversely affect our business, financial condition and results of operation. The availability of, and prices for, wood fiber may have a material adverse impact on our business, results of operations and financial condition. Our operations require substantial capital. We depend on third parties for transportation services and increases in costs and the availability of transportation could materially adversely affect our business. Our failure to maintain satisfactory labor relations could have a material adverse effect on our business. We are dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect our business. Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a material negative impact on our business. The risk of loss of the Company’s intellectual property and sensitive data, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could materially adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how we conduct business and our financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. The Company considers and evaluates climate-related risks in three general categories; Regulatory, Transition to a low-carbon economy, and Physical risks related to climate-change. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. We have debt obligations that could materially adversely affect our business and our ability to meet our obligations. The phase-out of the London Inter Bank Offered Rate (“LIBOR”) as an interest rate benchmark in 2023 may impact our borrowing costs. Challenges in the commercial and credit environments may materially adversely affect our future access to capital. We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future. Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock. Merger and Acquisition Risks The Company closed on the sale of the lumber and newsprint facilities and related assets to GreenFirst on August 28, 2021; Fifteen percent (15%) of the purchase
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

price for the GreenFirst transaction was payable in the common shares of the capital of GreenFirst (to be held by the Company for a minimum of six (6) months following the transaction closing) and the Company’s ability to ultimately realize the benefit of this consideration is subject to market conditions and GreenFirst’s future performance.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
December 31, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2021	September 25, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Sales	$374	$374	$372	$1,408	$1,344
Cost of Sales	(361)	(355)	(361)	(1,333)	(1,280)
Gross Margin	13	19	11	75	64
Selling, general & administrative expenses	(24)	(17)	(21)	(76)	(78)
Foreign exchange gains (losses)	—	3	(6)	1	(6)
Other operating income (expense), net	(3)	(2)	(1)	(10)	(10)
Operating Income (Loss)	(14)	3	(17)	(10)	(30)
Interest expense	(17)	(17)	(15)	(66)	(56)
Interest income and other, net	(3)	(3)	(10)	(7)	(12)
Income (Loss) From Continuing Operations Before Income Taxes	(34)	(17)	(42)	(83)	(98)
Income tax benefit (expense)	6	4	14	35	61
Equity in income (loss) of equity method investment	—	—	(1)	(2)	(1)
Income (Loss) from Continuing Operations	$(28)	$(13)	$(29)	$(50)	$(38)
Income (loss) from discontinued operations, net of taxes	4	9	38	116	39
Net Income (Loss)	$(24)	$(5)	$9	$66	$1

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.45)	$(0.21)	$(0.46)	$(0.78)	$(0.60)
Income (loss) from discontinued operations	0.07	0.14	0.60	1.83	0.61
Net income (loss) per common share - Basic	$(0.38)	$(0.07)	$0.14	$1.05	$0.01

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.45)	$(0.21)	$(0.46)	$(0.78)	$(0.60)
Income (loss) from discontinued operations	0.07	0.14	0.60	1.83	0.61
Net income (loss) per common share - Diluted	$(0.38)	$(0.07)	$0.14	$1.05	$0.01

Shares Used for Determining:
Basic EPS	63,738,408	63,737,355	63,344,054	63,645,245	63,241,197
Diluted EPS	63,738,408	63,737,355	63,344,054	63,645,245	63,241,197
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2021 (Unaudited)
(millions of dollars)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$253	$94
Assets of discontinued operations-held for sale, current	—	73
Other current assets	523	467
Property, plant and equipment, net	1,146	1,178
Assets of discontinued operations-held for sale, non-current	—	141
Other assets	523	577
	$2,445	$2,530
Liabilities and Stockholders’ Equity
Debt due within one year	$38	$17
Liabilities of discontinued operations-held for sale, current	—	1
Other current liabilities	317	275
Long-term debt and finance lease obligations	891	1,067
Non-current environmental liabilities	160	163
Liabilities of discontinued operations-held for sale, non-current	—	12
Other non-current liabilities	225	300
Total stockholders’ equity	814	695
	$2,445	$2,530
B

Condensed Consolidated Statements of Cash Flows
December 31, 2021 (Unaudited)
(millions of dollars)

	Year Ended
	December 31, 2021	December 31, 2020
Operating Activities:
Net income (loss)	$66	$1
Loss (income) from discontinued operations	(116)	(39)
Adjustments:
Depreciation and amortization	139	137
Other items to reconcile net income to cash provided by operating activities	30	(21)
Changes in working capital and other assets and liabilities	(46)	(24)
Cash provided by operating activities- continuing operations	73	54
Cash provided by operating activities- discontinued operations	159	70
Cash Provided by Operating Activities	232	124

Investing Activities:
Capital expenditures, net	(95)	(62)
Investment in equity method investment	(4)	(4)
Proceeds from the sale of assets	2	—
Cash used for investing activities-continuing operations	(97)	(66)
Cash provided by (used for) investing activities-discontinued operations	183	(12)
Cash Provided by (Used for) Investing Activities	86	(78)

Financing Activities:
Changes in debt	(154)	5
Common stock repurchased, net of issuances	(1)	—
Debt issuance costs	(1)	(24)
Cash Used for Financing Activities	(156)	(19)

Cash and Cash Equivalents:
Change in cash and cash equivalents	162	27
Net effect of foreign exchange on cash and cash equivalents	(3)	3
Balance, beginning of year	94	64
Balance, end of period	$253	$94
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
December 31, 2021 (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 25, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Average Sales Prices ($ per metric ton):
High Purity Cellulose:
High Purity Cellulose	$1,150	$1,159	$1,016	$1,122	$992
Paperboard:
Paperboard	$1,216	$1,184	$1,061	$1,165	$1,076
High-Yield Pulp:
Pulp (external sales)	$538	$618	$445	$546	$470

Sales Volumes (thousands of metric tons):
High Purity Cellulose:
High Purity Cellulose	238	225	267	884	976
Paperboard:
Paperboard	42	44	47	179	176
High-Yield Pulp:
Pulp (external sales)	43	55	63	197	217

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2021 (Unaudited)

EBITDA by Segment (a):	Three Months Ended December 31, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$1	$3	$(1)	$(31)	$(28)
Depreciation and amortization	32	3	1	—	36
Interest expense, net	—	—	—	17	17
Income tax expense (benefit)	—	—	—	(6)	(6)
EBITDA-continuing operations	$33	$6	$—	$(20)	$19
Pension settlement (gain) loss	—	—	—	7	7
Adjusted EBITDA-continuing operations	$33	$6	$—	$(13)	$26

	Three Months Ended December 31, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$(4)	$4	$(1)	$(28)	$(29)
Depreciation and amortization	31	4	1	—	36
Interest expense, net	—	—	—	15	15
Income tax expense (benefit)	—	—	—	(14)	(14)
EBITDA-continuing operations	$27	$8	$—	$(27)	$8
Pension settlement (gain) loss	—	—	—	(2)	(2)
Loss on debt extinguishment	—	—	—	8	8
Adjusted EBITDA-continuing operations	$27	$8	$—	$(21)	$14

EBITDA by Segment (a):	Year Ended December 31, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$22	$14	$7	$(93)	$(50)
Depreciation and amortization	117	14	3	5	139
Interest expense, net	—	—	—	66	66
Income tax expense (benefit)	—	—	—	(35)	(35)
EBITDA-continuing operations	$139	$28	$10	$(57)	$120
Pension settlement (gain) loss	—	—	—	8	8
Adjusted EBITDA-continuing operations	$139	$28	$10	$(49)	$128

	Year Ended December 31, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$5	$18	$—	$(61)	$(38)
Depreciation and amortization	116	15	3	3	137
Interest expense, net	—	—	—	56	56
Income tax expense (benefit)	—	—	—	(61)	(61)
EBITDA-continuing operations	$121	$33	$3	$(63)	$94
Pension settlement (gain) loss	—	—	—	(2)	(2)
Loss on debt extinguishment	—	—	—	8	8
Adjusted EBITDA-continuing operations	$121	$33	$3	$(57)	$100
(a) EBITDA- continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2021 (Unaudited)
(millions of dollars, except per share information)

	Year Ended
Adjusted Free Cash Flows - continuing operations (a):	December 31, 2021	December 31, 2020
Cash provided by operating activities of continuing operations	$73	$54
Capital expenditures for continuing operations, net	(76)	(45)
Adjusted Free Cash Flows - continuing operations	$(3)	$9
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	December 31, 2021	December 31, 2020
Debt due within one year	$38	$17
Long-term debt & finance lease obligation	891	1,067
Total debt	929	1,084
Original issue discount, premiums and debt issuance costs	8	11
Cash and cash equivalents	(253)	(94)
Adjusted Net Debt	$684	$1,001
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Year Ended
	December 31, 2021		September 25, 2021		December 31, 2020		December 31, 2021		December 31, 2020
Adjusted Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (Loss) from Continuing Operations	$(28)	$(0.45)	$(13)	$(0.21)	$(29)	$(0.46)	$(50)	$(0.78)	$(38)	$(0.60)
Pension settlement loss	6	0.10	—	—	(2)	(0.03)	8	0.12	(2)	(0.03)
Loss on debt extinguishment	—	—	—	—	8	0.13	1	0.02	8	0.13
Tax effects of adjustments	(2)	(0.02)	—	—	(1)	(0.02)	(2)	(0.03)	(1)	(0.02)
Adjusted Income (Loss) from Continuing Operations	$(24)	$(0.37)	$(13)	$(0.21)	$(24)	$(0.38)	$(43)	$(0.67)	$(33)	$(0.52)

(a)    Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for a settlement of certain pension plans and a loss on debt extinguishment. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

G